Exhibit 99.1

Marinus Pharmaceuticals Sells Rare Pediatric Disease Priority Review Voucher for $110 Million

RADNOR, Pa. – July 14, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that it has entered into a definitive agreement to sell its Rare Pediatric Disease Priority Review Voucher (PRV) for $110 million.

“Upon completion, the sale of the PRV will significantly strengthen Marinus’ financial position, which we believe extends our cash runway into the fourth quarter of 2023,” said Steven Pfanstiel, Chief Financial Officer of Marinus. “Importantly, this non-dilutive funding will allow us to maintain momentum advancing our clinical pipeline, including the two ongoing Phase 3 trials in status epilepticus and tuberous sclerosis complex, and focus on the commercial launch of ZTALMY.”

Marinus received the voucher in March 2022 under a U.S. Food and Drug Administration program intended to encourage the development of treatments for rare pediatric diseases. Marinus was awarded the voucher when it received approval of ZTALMY® (ganaxolone) oral suspension CV for the treatment of seizures associated with CDKL5 deficiency disorder, a rare form of genetic epilepsy, in patients two years of age and older.

Marinus will receive a lump sum payment of $110 million upon the closing of the transaction, which is subject to customary closing conditions and is expected to occur following the expiration of the applicable U.S. antitrust clearance requirements.

Jefferies LLC acted as the exclusive financial advisor to Marinus for this transaction.

About the Rare Pediatric Disease Priority Review Voucher (PRV) Program

The U.S. Food and Drug Administration Rare Pediatric Disease Priority Review Program is intended to encourage the development of new drug and biological products for the prevention and treatment of certain rare pediatric diseases. Under this program, a PRV is issued to the sponsor of a rare pediatric disease product application and entitles the holder to priority review of a single New Drug Application or Biologics License Application. The sponsor may choose to sell or transfer the voucher upon approval of the rare pediatric disease product application.

About Marinus Pharmaceuticals

Marinus is a commercial stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts

Marinus Pharmaceuticals, Inc.

Address: 5 Radnor Corporate Center, 100 Matsonford Rd, Suite 500, Radnor, PA 19087

Phone: (484) 801-4670 | Website: www.marinuspharma.com

regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the completion of the contemplated sale of the PRV (including the satisfaction of the conditions thereto) and the expected timing thereof; our plans with respect to the use of the PRV sale proceeds; our expected cash runway following the completion of the contemplated sale of the PRV; our commercialization plans with respect to ZTALMY and the expected timing thereof; our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties relating to the antitrust review process and the ability of the parties to consummate the transaction; the risk that the closing conditions in the purchase agreement are not met; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com

Marinus Pharmaceuticals, Inc.

Address: 5 Radnor Corporate Center, 100 Matsonford Rd, Suite 500, Radnor, PA 19087

Phone: (484) 801-4670 | Website: www.marinuspharma.com